Exhibit (a)(5)(B)

U.S. Well Services Commences Offer to Exchange

Class A Common Stock for any and all Outstanding Public Warrants

HOUSTON, TEXAS (March 14, 2019) — U.S. Well Services, Inc. (Nasdaq: USWS, USWSW) (the “Company,” “we” or “our”) today announced that it has commenced an offer to exchange (“Offer to Exchange”) 0.13 shares of the Company’s Class A common stock (“Class A Common Stock”) for each outstanding Public Warrant originally issued in a registered offering, as further described below. This exchange ratio equates to approximately one share of Class A Common Stock for every 7.69 Public Warrants tendered).

The Offer to Exchange commenced today and will expire, unless extended, at 5:30 p.m., Eastern Time, on April, 11, 2019. Tenders of Public Warrants must be made prior to the expiration of the Offer to Exchange and may be withdrawn at any time prior to the expiration of the Offer to Exchange.

The Offer to Exchange relates to the warrants that were issued in connection with the Company’s initial public offering registered under the Securities Act of 1933 pursuant to a prospectus dated March 9, 2017, which trade through The Depository Trust Company (the “Public Warrants”). The Offer does not relate to the warrants issued to affiliates in private placements that occurred contemporaneously with our initial public offering (the “Private Placement Warrants”). Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The purpose of the Offer to Exchange is to reduce the number of shares of Class A Common Stock that would become outstanding upon the exercise of Public Warrants. The Offer to Exchange was approved by the board of directors following recommendation by a special committee of independent directors. The Company’s board of directors believes that by allowing holders of Public Warrants to exchange one Public Warrant for 0.13 shares of Class A Common Stock, the Company can potentially reduce the substantial number of shares of Class A Common Stock that would be issuable upon exercise of the Public Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if all of the outstanding Public Warrants were validly tendered in the Offer to Exchange, the Company would issue 2,812,630 shares of Class A Common Stock in exchange for such tendered Public Warrants. However, if all of the outstanding Public Warrants were exercised for shares of Class A Common Stock pursuant to the terms of the Public Warrants, the Company would issue 10,817,805 shares of Class A Common Stock in such exercise.

The Offer to Exchange is not conditioned on the tender of any minimum number of Public Warrants. The Company will exchange all Public Warrants properly tendered and not properly withdrawn prior to the expiration of the Offer to Exchange, as described in the Offer to Exchange Letter that is filed with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO and being distributed to Public Warrant holders. The Offer to Exchange is, however, subject to certain customary conditions, as described in the Offer to Exchange Letter.

As of March 14, 2019, the Company had 50,667,132 outstanding shares of Class A Common Stock, 13,937,332 outstanding shares of Class B Common Stock, 21,635,609 outstanding Public Warrants and 15,500,000 outstanding Private Placement Warrants.

None of the Company, its board of directors, officers or employees, nor the depositary or the information agent makes any recommendations to Public Warrant holders as to whether to tender or refrain from tendering their Public Warrants pursuant to the Offer to Exchange. Public Warrant holders must decide how many Public Warrants they will tender, if any.

The Company’s board of directors, including an independent committee thereof, previously authorized the Company to exchange, in one or more private exchange offer transactions, shares of its Class A Common stock for certain of its outstanding Public Warrants. On March 12 and March 13, 2019, the Company entered into privately negotiated warrant exchange agreements under which the Company agreed to exchange an aggregate of 1,412,372 shares of Class A Common Stock for 10,864,391 Public Warrants. These transactions were exempt from registration under Section 3(a)(9) of the Securities Act, as no commission or other remuneration was paid or given directly or indirectly for soliciting such transactions.

The information agent for the Offer to Exchange is Morrow Sodali. The depositary for the Offer to Exchange is Continental Stock Transfer & Trust Company. The Offer to Exchange, Letter of Transmittal and related documents are being mailed to Public Warrant holders of record and will be made available for distribution to beneficial owners of the Public Warrants.

Additional Information. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell the Public Warrants or an offer to sell or a solicitation to buy any shares of the Company’s Class A Common Stock. The Offer to Exchange described above is made only pursuant to a Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Exchange Letter, Letter of Transmittal and other related documents, filed with the SEC. Public Warrant holders should read carefully the Tender Offer Statement on Schedule TO, Offer to Exchange Letter, Letter of Transmittal and related exhibits, as they contain important information about the Offer to Exchange. Public Warrant holders can obtain these documents free of charge from the SEC’s website at www.sec.gov, or by directing a request to the information agent for the Offer to Exchange, Morrow Sodali, toll-free (800) 662-5200 (banks and brokerage firms, please call (203) 658-9400).

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, information concerning completion of the Offer to Exchange, the terms and timing of the Offer to Exchange, and the impact of completion of the Offer to Exchange. The Company may modify the terms or timing of the Offer to Exchange with requisite notice. These statements are based on the Company’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “may,” “expect,” “estimate,” “project,” “purpose,” “plan,” “believe,” “intend,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, actions by holders of Public Warrants and other investors, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Item 1A. Risk Factors” in our annual report on Form 10-K filed with the SEC on March 14, 2019. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward- looking statement, whether as a result of new information, future events or otherwise.

Contacts:

U.S. Well Services

Kyle O’Neill – CFO

(832) 562-3730

IR@uswellservices.com

Dennard Lascar Investor Relations

Ken Dennard / Lisa Elliott

(713) 529-6600

USWS@dennardlascar.com